Exhibit 99.1

NASDAQ PANEL GRANTS INFOLOGIX’S REQUEST FOR CONTINUED LISTING

TO REGAIN COMPLIANCE WITH LISTING REQUIREMENTS

HATBORO, Pa., July 13, 2010 — InfoLogix, Inc. (NASDAQ:  IFLG), a leading technology provider of enterprise mobility solutions for the healthcare and commercial industries, today announced that it received a letter from Nasdaq on July 8, 2010, stating that a Nasdaq Hearings Panel (the “Panel”) granted the Company’s request for an extension of time, as permitted under Nasdaq’s Listing Rules, to regain compliance with the $2.5 million minimum stockholders’ equity requirement for continued listing on the Nasdaq Stock Market.  As previously disclosed, Nasdaq notified the Company on April 20, 2010 that it had not regained compliance with the minimum stockholders’ equity requirement and that the Company’s common stock was subject to delisting unless the Company requested a hearing.  The Company timely requested a hearing and appeared before the Panel on June 10, 2010.

The extension granted by the Panel requires, among other things, the occurrence of certain events by August 15, 2010 and the Company’s ability to regain compliance with all the requirements for continued listing on Nasdaq by October 18, 2010.  Under Nasdaq’s Listing Rules, this date represents the maximum length of time that a Panel may grant to regain compliance.  While the Company is diligently taking steps to comply with the Panel decision, there can be no assurances that the Company will be able to do so.

About InfoLogix, Inc.

InfoLogix is a leading provider of enterprise mobility solutions for the healthcare and commercial industries.  InfoLogix uses the industry’s most advanced technologies to increase the efficiency, accuracy, and transparency of complex business and clinical processes.  With 19 issued patents, InfoLogix provides mobile managed solutions, on-demand software applications, mobile infrastructure products, and strategic consulting services to over 2,000 clients in North America including Kraft Foods, Merck and Company, General Electric, Kaiser Permanente, MultiCare Health System and Stanford School of Medicine.  InfoLogix is a publicly-traded company (NASDAQ:  IFLG).  For more information visit www.infologix.com.

Safe Harbor

InfoLogix makes forward-looking statements in this press release which represent our expectations or beliefs about future events and financial performance.  Forward-looking statements are identifiable by words such as “believe,” anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.  Forward-looking statements are subject to known and unknown risks and uncertainties, including the risks described in Amendment No. 1 to our Annual Report on Form 10-K for the year ended December 31, 2009, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, and other filings we make with the Securities and Exchange Commission.  In addition, actual results could differ materially from those suggested by the forward-looking statements, and therefore you should not place undue reliance on the forward-looking statements.  We do not make any commitment to revise or update any forward-looking statements to reflect events or circumstances occurring or existing after the date of any forward-looking statement is made.

Contact:

John A. Roberts

Chief Financial Officer

215-604-0691 x1102